Exhibit 10.24

KILROY REALTY CORPORATION
2006 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE

Kilroy Realty Corporation (the “Company”) has granted to the Participant named below an award of Restricted Stock Units (“RSUs”). The terms and conditions of the award are set forth in this Grant Notice (the “Grant Notice”) and Appendices A and B attached hereto and incorporated herein by this reference (collectively, this “Agreement”).

Participant:	[___________________] (the “Participant”)

Grant Date:	December 27, 2018 (the “Grant Date”)

Total Number of RSUs:	[_____]
Of the total number of RSUs, [__________] are “Time-Vest RSUs” and [__________] are a target number of “Performance-Vest RSUs,” such target number “Target Performance-Vest RSUs.”

Vesting Dates:	The Time-Vest RSUs shall vest in two (2) substantially equal installments (rounded down to the nearest whole RSU until the last installment) on each of January 5, 2022 and January 5, 2023.
The Performance-Vest RSUs are subject to performance- and time-based vesting requirements as set forth in the attached Appendix B.
The RSUs are subject to accelerated vesting in connection with certain changes in control of the Company or certain terminations of the Participant’s employment as and to the extent provided herein.
The award is granted under and is further subject to the terms and conditions of the Company’s 2006 Incentive Award Plan (as amended from time to time, the “Plan”), incorporated herein by this reference. The Participant acknowledges having received and read, and understands, the Plan and this Agreement. The Participant agrees to the terms and conditions of the award as set forth in this Agreement.

KILROY REALTY CORPORATION, a Maryland corporation ________________________________ Name: __________________________ Title: ___________________________	PARTICIPANT: ____________________________________ Printed Name: ________________________
KILROY REALTY CORPORATION, a Maryland corporation ________________________________ Name: __________________________ Title: ___________________________

2

APPENDIX A
TERMS AND CONDITIONS OF
RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENT RIGHTS

1.    Grant. The effective date of the award is the Grant Date. The total number of RSUs subject to the award is the total number of RSUs set forth in the Grant Notice. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement and not otherwise defined shall have the meanings provided in the Plan or in Appendix B.
2.    RSUs. Each RSU that vests in accordance with this Agreement shall represent the right to receive, as determined by the Committee in accordance with Section 6 below, either (i) a payment of one share of Stock or (ii) a payment in cash equal to the Fair Market Value of one share of Stock on the applicable Distribution Date (as defined below). Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Dividend Equivalent Rights.
(a)    Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right. Such Dividend Equivalent right shall entitle the Participant to have a hypothetical bookkeeping account (established and maintained for purposes of tracking the RSUs and any additional RSUs credited to such account in respect of Dividend Equivalent rights in accordance with this Section 3 (the “Account”)) that is credited upon the Company’s payment of dividends to stockholders of outstanding shares of Stock if the Dividend Equivalent right is or was outstanding on the applicable Stock record date. Subject to Section 3(c) below, when such dividends are so declared, the following shall occur:
(i)    on the date that the Company pays a cash dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the quotient of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by the per share dollar amount of such dividend, divided by (B) the Fair Market Value of a share of Stock on the date such dividend is paid;
(ii)    on the date that the Company pays a Stock dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the product of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by (B) the number of shares of Stock distributed with respect to such dividend per share of Stock; or
(iii)    on the date that the Company pays any other type of distribution in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account in an equitable manner based on the total number of RSUs held in the Account, as determined in the sole discretion of the Committee.
(b)    To the extent that any additional RSUs are credited to the Participant’s Account in respect of the Participant’s Dividend Equivalent rights, such additional RSUs shall be subject to the same vesting terms as the original RSUs to which they relate (e.g., additional RSUs credited in respect of Time-Vest RSUs will be subject to the same time-based vesting requirements as the underlying Time-Vest RSUs, while additional RSUs credited in respect of Performance-Vest RSUs will be subject to the same performance- and time-based vesting requirements as the underlying Performance-Vest RSUs) and shall also carry corresponding Dividend Equivalent rights.
(c)    Dividend Equivalent rights shall remain outstanding from the Grant Date (or later date of grant of such Dividend Equivalent right in connection with the Company’s payment of a dividend) through the earlier to occur of (i) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds or (ii) the delivery to the Participant of payment for the RSU (in accordance with Section 6 below) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable Stock record date for a Company dividend (other than due to the termination or forfeiture of the RSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, the Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Section 3, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Committee, such Dividend Equivalent right amount shall be made in cash (rather than RSUs to be paid in Stock).
(d)    Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Code Section 409A.
4.    Vesting. The Time-Vest RSUs shall vest in accordance with the vesting schedule provided in the Grant Notice. To the extent the performance-based vesting requirements set forth in the attached Appendix B attached hereto are satisfied, the applicable number of Performance-Vest RSUs shall vest as provided in Appendix B. The applicable date on which any RSUs are scheduled to vest pursuant to the Grant Notice or Appendix B, as applicable, is referred to herein as the “Vesting Date” of such RSUs.
5.    Termination of Employment or Service.
(a)    General. Except as described below in connection with certain terminations of the Participant’s employment or services, the Participant must continue to provide services as an Employee through the applicable Vesting Date in order to vest in the applicable installment of Time-Vest RSUs and Performance-Vest RSUs. Upon the Participant’s termination as an Employee, all RSUs that have not vested as of such termination (taking into consideration any vesting that may occur in connection with such termination as provided in this Section 5 and Appendix B) shall automatically be forfeited and canceled without payment of consideration therefor.
(b)    Qualifying Termination. The rules set forth below in this Section 5(b) shall apply in the event of a Qualifying Termination. A “Qualifying Termination” means that (1) the Participant’s employment by the Company is terminated by the Company without Cause (as such term is defined in the Participant’s employment agreement with the Company (the “Employment Agreement”)) or by the Participant with Good Reason (as defined in the Employment Agreement), or (2) while employed by the Company, the Participant dies or becomes “disabled” (within the meaning of Code Section 409A).
Subject to the release requirement set forth below, in the event of the Participant’s Qualifying Termination, the unvested Time-Vest RSUs that are outstanding immediately prior to such Qualifying Termination shall fully vest and become nonforfeitable immediately prior to such Qualifying Termination, and the unvested Performance-Vest RSUs that are outstanding immediately prior to such Qualifying Termination shall vest as provided in Appendix B. The benefits provided by this paragraph are subject to the condition that the Participant (or, in the event of the Participant’s death or disability, the Participant’s estate or personal representative, as the case may be) provide the Company with, and the Participant (or the Participant’s estate or personal representative, as the case may be) does not revoke, a general release in substantially the form attached to the Participant’s Employment Agreement (or, if the Participant is not a party to an Employment Agreement or no such form is attached to the Participant’s Employment Agreement, in a form prescribed by the Company). Such general release shall be provided to the Participant (or the Participant’s estate or personal representative, as the case may be) within five (5) days of the Qualifying Termination date and the Participant (or the Participant’s estate or personal representative, as the case may be) shall execute and deliver to the Company the general release within thirty (30) days after the Company provides the release to the Participant (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law). In the event this paragraph applies and the general release (and the expiration of any revocation rights provided therein or pursuant to applicable law) could become effective in one of two taxable years depending on when the Participant (or the Participant’s estate or personal representative, as the case may be) executes and delivers the release, any payment conditioned on the release shall not be made earlier than the first business day of the later of such two tax years. For purposes of this Agreement, “business day” means a calendar day other than a Saturday, Sunday or Federal holiday.

(c)    Employment Agreement. The RSUs shall be subject to the termination of employment rules set forth in Section 5(b) and Appendix B herein and not any severance, accelerated vesting, or similar provisions of any Employment Agreement. As to the RSUs, any provision of an Employment Agreement giving the Participant “better of” (or similar) treatment (e.g., the better of the severance protections afforded in the Employment Agreement or the applicable award agreement) shall not apply. To the extent the Participant’s Employment Agreement includes, as a component of any severance that may be payable to the Participant pursuant to the Employment Agreement, a measure based on “Annual Incentives” or similar measure that includes the value of equity awards granted, the RSUs (including, without limitation, any grant, vesting or payment thereof) shall be excluded and not taken into account for purposes of any determination of such Annual Incentives (or similar). The provisions of this paragraph control in the event of any inconsistency with an Employment Agreement and notwithstanding anything in an Employment Agreement to the contrary. Each Employment Agreement is deemed amended to the extent (if any) necessary to give effect to this paragraph. The Participant specifically agrees with this paragraph.
6.    Distribution.
(a)    Distribution Date. Subject to Sections 6(d) and 10 below, payment with respect to RSUs issued under this Agreement (including any RSUs issued in respect of Dividend Equivalent rights) shall, to the extent vested, be paid to the Participant on or within sixty (60) days following the earliest to occur of (i) the date of the Participant’s “separation from service” within the meaning of Code Section 409A (a “Separation from Service”); (ii) the date of the occurrence of a 409A Change in Control Event (as defined in Appendix B); (iii) the date of the Participant’s death or “disability” (within the meaning of Code Section 409A); and (iv) the date such RSUs vest in accordance with the vesting schedule provided in the Grant Notice or Appendix B (any such date, a “Distribution Date”).
(b)    Distribution Payments. All distributions upon payment of the RSUs shall be made by the Company in the form of whole shares of Stock, and to the extent that any fractional RSUs become payable on a Distribution Date, such fractional RSUs shall be paid in cash (unless otherwise determined under Section 15.10 of the Plan). To the extent that any outstanding RSUs remain unvested as of an applicable Distribution Date (after taking into consideration any vesting which may occur in connection with the occurrence of such Distribution Date), then such RSUs shall, to the extent not forfeited in connection with such distribution, be paid as Restricted Stock, and the vesting schedule that applied to such RSUs immediately prior to such distribution shall continue to apply to such Restricted Stock; provided, however, that to the extent any such distributions are payable in cash in accordance with this Section 6(b), such cash amounts (determined as of the Distribution Date) shall instead be paid to the Participant on or within sixty (60) days after the date(s) on which the shares of Restricted Stock to which such cash payments relate would have vested in accordance with this Section 6(b) (and such cash payments shall be forfeitable on the same terms that would otherwise apply to such Restricted Stock).
(c)    [Reserved]
(d)    Distributions Following Separation from Service. Notwithstanding anything herein to the contrary, no distribution hereunder shall be made to the Participant during the six (6)-month period following the Participant’s Separation from Service (i) if the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Participant’s Separation from Service (generally, the Company’s Senior Vice Presidents and more senior officers are specified employees, but in all cases the Company will make the final determination of specified employee in accordance with such Treasury Regulation), (ii) if the RSUs constitute deferred compensation under Code Section 409A, and (iii) to the extent that paying such amounts at the time otherwise set forth in this Section 6 would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on or within sixty (60) days after the first day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period.
(e)    Distribution Timing. The time of distribution of the RSUs under this Agreement may not be changed except as may be permitted by the Committee in accordance with the Plan and Code Section 409A and the applicable

Treasury Regulations promulgated thereunder. For purposes of clarity, no provision of the Plan (including, without limitation, Section 11.2 thereof) shall alter the time of distribution of the RSUs under this Agreement, except as the Committee may provide consistent with the preceding sentence.
7.    Tax Withholding. The Company shall have the authority and the right to deduct, withhold or require the Participant or beneficiary to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the RSUs and/or the Dividend Equivalent rights. The Company may, in its sole discretion and in satisfaction of the foregoing requirement, withhold or require the Participant to deliver shares of Stock otherwise issuable under this Agreement (or allow the return of shares of Stock) having a Fair Market Value as of the date of withholding (as the Company may determine) equal to the sums required to be withheld.
8.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.
9.    Non-Transferability. Neither the RSUs or Dividend Equivalent rights nor any interest or right therein or part thereof shall be transferred, assigned, pledged or hypothecated by the Participant in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Participant to any party other than the
Company or a Subsidiary, other than by the laws of descent and distribution. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Agreement to single or multiple assignees and this Agreement shall inure to the benefit of the successors and assigns of the Company.
10.    Distribution of Stock. In the event shares of Stock are paid to the Participant in accordance with this Agreement in settlement of RSUs (including RSUs credited as Dividend Equivalents), the Company shall not be required to record any shares of Stock in the name of the Participant in the books and records of the Company’s transfer agent, and the Company shall not be required to issue or deliver any certificate or certificates for any shares of Stock prior to the fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which the Company’s Stock is then listed, (b) the completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the Distribution Date as the Company may from time to time establish for reasons of administrative convenience. In the event that the Company delays a distribution or payment in settlement of RSUs because it determines that the issuance of shares of Stock in settlement of such RSUs will violate federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). No payment shall be delayed under this Section 10 if such delay will result in a violation of Code Section 409A.
11.    No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue as an Employee, Consultant, member of the Board, or other service provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Subsidiary.

12.    Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
13.    Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences in connection with the RSUs and Dividend Equivalent rights granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the RSUs and the Dividend Equivalent rights and that the Participant is not relying on the Company for tax advice.
14.    Amendment. Subject to Section 18 below, this Agreement may only be amended, modified or terminated by a writing executed by the Participant and by a duly authorized representative of the Company.
15.    Relationship to other Benefits. Neither the RSUs, the Dividend Equivalent rights, nor payment in respect of the foregoing shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.
16.    Code Section 409A. To the extent that the Company or the Participant determines that any RSUs and/or Dividend Equivalent rights may not be compliant with or exempt from Code Section 409A, the Company and the Participant shall cooperate in good faith in connection with amending or modifying this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) comply with the requirements of Code Section 409A and/or (b) exempt the RSUs and/or the Dividend Equivalent rights from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs; provided, that, any such amendment or modification shall attempt to preserve the intended economic benefits of the RSUs and/or Dividend Equivalent rights to the maximum extent practicable. To the extent applicable, this Agreement shall be interpreted in accordance with, and so as to not cause any tax, penalty, or interest under, the provisions of Code Section 409A.
17.    Claw-back. The Participant agrees that all compensation paid or payable to the Participant pursuant to this Agreement shall be subject to (a) the provisions of any claw-back policy implemented by the Company to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, (b) any other claw-back required by applicable law or included in any separation agreement entered into by and between the Participant and the Company, and (c) the provisions of the Participant’s Non-Competition, Non-Solicitation and Non-Disclosure Agreement with the Company.
18.    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
19.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address (physical or electronic) reflected on the Company’s records. Any notice shall be deemed duly given when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.
20.    Entire Agreement. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

21    Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

APPENDIX B
PERFORMANCE VESTING REQUIREMENTS
The percentage of the Target Performance-Vest RSUs (if any) that will be eligible to vest on the applicable Vesting Date(s) shall be determined based on the Company’s performance for the applicable performance periods as set forth in this Appendix B. Such determination shall be made by the Committee during January or February of the year following the end of the applicable performance periods (or such earlier time as provided in this Agreement in the case of the Participant’s Qualifying Termination or a 409A Change in Control Event).
(1)    An initial number of Performance-Vest RSUs (the “Initial Number of PRSUs”) will be eligible to be earned and vest based on the Company’s Relative TSR for the performance period beginning on January 1, 2019 and ending on December 31, 2021 (the “Initial Performance Period”). The Initial Number of PRSUs will be determined by multiplying the Target Performance-Vest RSUs by the applicable percentage determined in accordance with the following table:

If the Company’s Relative TSR for the Initial Performance Period is:	The applicable percentage is:
Less than -100 basis points	0%
-100 basis points	50%
0 basis points	75%
100 basis points	100%
300 basis points or greater	200%
For Relative TSR amounts between the levels indicated, the applicable percentage will be determined on a pro-rata basis between points.
Subject to Section 5 of this Agreement, 75% of the Initial Number of PRSUs shall vest on January 5, 2022.
(2)    The Initial Number of PRSUs shall be adjusted based on the Company’s Relative TSR for the performance period beginning on January 1, 2019 and ending on December 31, 2022 (the “Final Performance Period”), with such adjusted number being the “Final Number of PRSUs.” The Final Number of PRSUs will be determined by adjusting the Initial Number of PRSUs as follows:

If the Company’s Relative TSR for the Final Performance Period is:	The Initial Number of PRSUs will be:
-100 basis points or less	Reduced by 25%
0 basis points	Reduced by 12.5%
100 basis points	Adjusted to equal 100% of the Target Performance-Vest RSUs
300 basis points or greater	Adjusted to equal 200% of the Target Performance-Vest RSUs
For Relative TSR amounts between the levels indicated, the applicable percentage will be determined on a pro-rata basis between points. In addition and notwithstanding the table above, if the Company’s Relative TSR for the Final Performance Period is 100 basis points or greater, the Initial Number of PRSUs shall not be reduced if the number of Target Performance-Vest RSUs determined pursuant to the foregoing table based on performance for the Final Performance Period would be less than the Initial Number of PRSUs (in which case the Final Number of PRSUs will equal the Initial Number of PRSUs). However, if the Company’s Relative TSR for the Final Performance Period is less than 100 basis points, the Initial Number of PRSUs shall be reduced by a percentage determined on a straight line basis between no reduction at 100 basis points and a 25% reduction at -100 basis points.
On January 5, 2023 the number of Performance-Vest RSUs (if any) that vest (subject to Section 5 of this Agreement) will equal (i) the Final Number of PRSUs less (ii) the total number of the Initial Number of PRSUs that vested before that date pursuant to the preceding provisions of this Appendix. For the avoidance of doubt, if the Company’s Relative TSR for the Final Performance Period is -100 or fewer basis points, no additional Performance-Vest RSUs shall vest on January 5, 2023 as the 25% reduction provided for above would entirely offset the remaining unvested portion of the Initial Number of PRSUs.
For example, if 100 Performance-Vest RSUs are the Target Performance-Vest RSUs subject to the award and the Company’s Relative TSR for the Initial Performance Period is 200 basis points, the Initial Number of PRSUs will be equal to 150 (100 multiplied by the applicable percentage of 150% corresponding to that Relative TSR for the Initial Performance Period). Accordingly, 112 RSUs would be scheduled to vest in January 2022 (75% of the Initial Number of PRSUs rounded down to the nearest whole RSU). If the Company’s Relative TSR for the Final Performance Period is 125 basis points, the Initial Number of PRSUs will not be adjusted and 38 RSUs will be scheduled to vest in January 2023 (which is the remaining 25% of the Initial Number of PRSUs). If, however, the Company’s Relative TSR for the Final Performance Period is 50 basis points, the Final Number of PRSUs will equal 140 (the Initial Number of PRSUs reduced by 6.25%, rounded down to the nearest whole RSU) and, therefore, 28 RSUs will be scheduled to vest in January 2023 (140 less the 112 Initial Number of PRSUs that have already vested). If, however, the Company’s Relative TSR for the Final Performance Period is -125 basis points, no additional RSUs would vest in January 2023. If, however, the Company’s Relative TSR for the Final Performance Period is 250 basis points, the Final Number of PRSUs will equal 175 (which is 175% of the Target Performance-Vest RSUs) and, therefore, 63 RSUs will be scheduled to vest in January 2023 (175 less the 112 Initial Number of PRSUs that have already vested).
Change in Control. If a 409A Change in Control Event occurs before December 31, 2022, the performance period(s) applicable to the unvested Performance-Vest RSUs shall end in connection with such 409A Change in Control Event and the provisions of this Appendix B shall be applied as modified by this paragraph. For purposes of clarity, the Performance-Vest RSUs shall continue to be subject to the applicable time-based vesting requirement, and the severance protections afforded the Participant in this Agreement shall continue to apply. If the 409A Change in Control Event occurs on or before December 31, 2021, the Initial Number of PRSUs will be determined based on the Company’s Relative TSR for a shortened performance period ending on the last trading day preceding the date of the 409A Change in Control Event (with the amount of the Initial Number of PRSUs determined in accordance with clause (1) above as modified by this paragraph) and will be scheduled to vest as to 75% of such Initial Number of PRSUs on January 5, 2022, and 25% of such Initial Number of PRSUs on January 5, 2023. In such event, there shall not be any further adjustment of the Initial Number of PRSUs pursuant to a Final Performance Period or otherwise. If the 409A Change in Control Event occurs after December 31, 2021 and before December 31, 2022, the Final Number of PRSUs shall be determined based on the Company’s Relative TSR for a shortened performance period ending on the last trading day preceding the date of the 409A Change in Control Event (with the amount of the Final Number of PRSUs determined in accordance with clause (2) above as modified by this paragraph). In such case, 75% of the Initial Number of PRSUs shall be scheduled to vest on January 5, 2022 and an amount equal to (i) the Final Number of PRSUs (as determined in accordance with this paragraph) less (ii) the vested portion of the Initial Number of PRSUs, if a positive number, shall be scheduled to vest on January 5, 2023.
Notwithstanding the foregoing, if the 409A Change in Control Event occurs on or before December 31, 2021 and due to a Board Change in Control, the Initial Number of PRSUs shall equal 100% of the Target Performance-Vest RSUs and will be scheduled to vest as to 75% of such Initial Number of PRSUs on January 5, 2022 and 25% of such Initial Number of PRSUs on January 5, 2023. In such event, there shall not be any further adjustment of the Initial Number of PRSUs pursuant to a Final Performance Period or otherwise. If the 409A Change in Control Event occurs after December 31, 2021 and before December 31, 2022 and is due to a Board Change in Control, the Final Number of PRSUs shall equal 100% of the Target Performance-Vest RSUs or, if greater, the Initial Number of PRSUs. In such case, 75% of the Initial Number of PRSUs, to the extent not already vested, shall be scheduled to vest on January 5, 2022, and an amount equal to (i) the Final Number of PRSUs (as determined in accordance with this paragraph) less (ii) the vested portion of the Initial Number of PRSUs, if a positive number, shall be scheduled to vest on January 5, 2023.
Any determination of achievement of performance goals shall be subject to the Committee deeming a higher level of performance to have been achieved. If a Qualifying Termination occurs (a) during the 6 month period immediately preceding a 409A Change in Control Event or (b) following the execution of a definitive agreement which would result in a 409A Change in Control Event and such 409A Change in Control Event actually occurs, the applicable achievement of performance goals shall be the greater of the applicable achievement based upon a Qualifying Termination or the 409A Change in Control Event, with any additional payments or amounts due upon the 409A Change in Control Event paid upon such 409A Change in Control Event.

Qualifying Termination. If a Qualifying Termination occurs on or before December 31, 2022 and upon or following a 409A Change in Control Event, subject to the release requirement set forth in Section 5(b) of this Agreement, the unvested Initial Number of PRSUs or the unvested Final Number of PRSUs, as applicable, shall vest on the date of such Qualifying Termination. If a Qualifying Termination occurs on or before December 31, 2022, and before a 409A Change in Control Event, the performance period(s) applicable to the unvested Performance-Vest RSUs shall end in connection with such Qualifying Termination and the provisions of this Appendix B shall be applied as modified by this paragraph. If the Qualifying Termination occurs on or before December 31, 2021, the Initial Number of PRSUs will be determined based on the Company’s Relative TSR for a shortened performance period ending on (i) if the Company is required to publicly disclose the Qualifying Termination pursuant to Item 5.02(b) of Securities and Exchange Commission Form 8-K, the last day of the calendar month immediately prior to such public announcement of the Qualifying Termination, or (ii) otherwise, the date of the Qualifying Termination (with the amount of the Initial Number of PRSUs determined in accordance with clause (1) above of this Appendix B as modified by this paragraph) and, subject to the release requirement set forth in Section 5(b) of this Agreement, the Initial Number of PRSUs will vest on the date of such Qualifying Termination. If a Qualifying Termination occurs after December 31, 2021 and before December 31, 2022, the Final Number of PRSUs will be determined based on the Company’s Relative TSR for a shortened performance period ending on (i) if the Company is required to publicly disclose the Qualifying Termination pursuant to Item 5.02(b) of Securities and Exchange Commission Form 8-K, the last day of the calendar month immediately prior to such public announcement of the Qualifying Termination, or (ii) otherwise, the date of the Qualifying Termination (with the amount of the Final Number of PRSUs determined in accordance with clause (2) above of this Appendix B as modified by this paragraph) and, subject to the release requirement set forth in Section 5(b) of this Agreement, an amount equal to (i) the Final Number of PRSUs (as determined in accordance with this paragraph) less (ii) the vested portion of the Initial Number of PRSUs, if a positive number, shall vest on the date of such Qualifying Termination.
Any determination of achievement of performance goals shall be subject to the Committee deeming a higher level of performance to have been achieved.
Defined Terms. For purposes of this Appendix B, the following definitions shall apply:
“Beginning Price” means the average of the closing market prices of a share of the Company’s Stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day immediately prior to the applicable performance period. If the Company’s Stock begins to trade ex-dividend during such twenty (20)-trading day period as to a particular dividend declared by the Company, the closing market prices for the portion of such period preceding the ex-dividend date shall be equitably and proportionately adjusted to exclude the amount of the related dividend.
“Board Change in Control” means that a majority of members of the Board is replaced during any twelve (12) month period within the meaning of, and in a majority change that satisfies, Treas. Reg. 1.409A-3(i)(5)(vi)(A)(2).
“Company TSR” means the compound annual growth rate of an investment in the Company’s Stock for the applicable performance period, determined using the Beginning Price to value the investment at the start of the performance period and the Ending Price to value the investment at the end of the applicable performance period, and assuming the reinvestment (at the applicable closing price of the Stock on the date of distribution) of all dividends and other distributions (other than a distribution for which an adjustment is made pursuant to the following sentence) on the Company’s Stock. For purposes of such determination, the Ending Price shall be equitably and proportionately adjusted to the extent (if any) necessary to preserve the intended incentives of the award and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the applicable performance period.
“Ending Price” means the average of the closing market prices of a share of the Company’s Stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day of the applicable performance period; provided, however, if the applicable Performance Period ends on a shortened basis because of a 409A Change in Control, the Ending Price means the last closing market price of a share of the Company’s Stock on the principal exchange on which such stock is traded on the last trading day occurring prior to the date on which the 409A Change in Control occurs. If the Company’s Stock begins to trade ex-dividend during such twenty (20)-trading day period as to a particular dividend declared by the Company, the closing market prices as to such stock for the portion of such period preceding the ex-dividend date shall be equitably and proportionately adjusted to exclude the amount of the related dividend.
“Index” means the SNL US REIT Office Index.
“Index TSR” means the compound annual growth rate of an investment in the Index for the applicable performance period, as measured based on actual published index returns for the applicable performance period. For the avoidance of doubt, all company additions or subtractions to or from the Index during the applicable performance period will be as determined by the Index administrator and the resulting Index returns for the applicable performance period as adjusted for such additions and deletions during such performance period will be as determined by the Index administrator.
“Relative TSR” means (i) the Company TSR for the applicable performance period, less (ii) the Index TSR for the applicable performance period.
“409A Change in Control Event” means a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A.
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